Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cheniere Energy, Inc.:

We consent to the use of our report dated February 20, 2018, except as to Note 13, which is as of May 23, 2018, with respect to the consolidated balance sheets of Cheniere Energy, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference to the Form 8-K of Cheniere Energy, Inc. dated May 23, 2018. We also consent to the use of our reports dated February 20, 2018, with respect to the financial statement schedule I and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference to the December 31, 2017 annual report on Form 10-K of Cheniere Energy, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for revenue recognition.

/s/ KPMG LLP

Houston, Texas

May 24, 2018